Vote-By-Phone Solicitation Script for
Putnam Federal Income Trust


This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.


Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder or record) and that your address of record is (address of record)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We noted that you have not yet voted on the proposal to approve an amendment to the Fund's Agreement and Declaration of Trust to permit the issuance of additional classes of shares. Do you have any questions regarding this proposal I can clarify for you?

(If there are questions, please refer to the Q & A attached.)

Would you like to vote by phone?

(If not, ask the shareholder if he would like another ballot, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your proxy ballot by telephone.

I will now read the information on the proxy card so that you can provide us with your voting instructions.

Putnam Federal Income Trust

Proxy for a meeting of shareholders, May 5, 1994.

Let me remind you that this meeting was adjourned to June 2, 1994 for the reasons set forth in the letter you recently received.

This proxy is solicited on behalf the Trustees of the Fund.

The shareholder hereby appoints George Putnam, Hans H. Estin and William F. Pounds, and each of them separately, proxies, with power of substitution, and hereby authorizes them to represent and vote, as designated hereafter, at the adjourned meeting of shareholders of Putnam Federal Income Trust, on June 2, 1994, at 11:00 a.m., Boston time, and at any adjournments thereof, all of the shares of the Fund which the shareholder would be entitled to vote if personally present.

This proxy when properly authorized will be voted in the manner directed herein by the shareholder. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting. The Trustees recommend a vote FOR the following proposal:

Proposal: Approve an amendment to the Fund's Agreement and Declaration of Trust to permit the issuance of additional classes of shares.

How would you like to vote on this proposal?

For, Against or Abstain?

Thank you.  Do you wish to send the entire message?

To repeat your instructions:

You voted (for/against/abstain).  Is this correct?

Thank you. We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.


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Putnam Investments Q & A on Multiple Classes of Shares


On March 1, a proxy statement was sent to shareholders of Putnam Federal Income Trust. Among other issues, the proxies propose approval of an amendment to the Fund's Agreement and Declaration of Trust to permit the issuance of additional classes of shares. The meeting was adjourned from May 5 to June 2 to solicit
additional proxies for the proposal.   Listed below are common
questions and concerns of shareholders regarding this proposal, followed by answers and information regarding each issue.

What is being proposed in the proxy solicitation?

The proxy materials sent to investors included a proposal to allow the fund to issue additional classes of shares.

What are "classes of shares"?

In general, classes of shares give investors different ways to pay sales charges. When investors purchase a fund through a broker, they commonly pay a fee to the brokerage firm in return for which investors are entitled to investment advice and other services from the broker. This fee can be paid in a number of ways. Most Putnam funds currently offer two classes of shares, class A and B shares.

What are class A and B shares?

The shares you currently own are the equivalent of class A shares and are generally subject to a sales charge at the time of purchase. On class B shares, there is no initial sales charge; rather, a sales charge is paid if shares are redeemed within a specified time after purchase. This sales charge is often called a contingent deferred sales charge. In addition, class B shares have a higher distribution (12b-1) fee than class A shares. Of course, whether investors purchase class A or B shares, they are still buying the same professionally managed portfolio.

Do Putnam's other funds offer both class A and B shares?

All of Putnam's mutual funds currently offer class A shares, and most Putnam funds offer class B shares. Class B shares have been added to Putnam funds on a rolling basis in recent years.

I purchased my shares of Putnam Federal Income Trust with an initial sales charge, i.e., class A shares. Will this proposal affect my investment?

The creation of new classes of shares would not affect the Fund's current shareholders. There would be no negative effect whatsoever on the performance or the value of your holdings. If the Fund began offering class B shares and you decided to purchase new shares of the fund, you would have the opportunity to purchase either class A or B shares.

What is the benefit to current shareholders of multiple classes of shares?

Multiple classes of shares offer investors a greater range of choices. This has the potential to increase the size of the fund, which could help reduce per share operating expenses by spreading expenses over a larger number of shares.

Do you expect to offer other classes of shares?

New pricing options are always under consideration, as a way to give investors more ways to purchase fund shares. If new options are introduced, again, they would not affect the value of the shares that shareholders currently owned.